Exhibit 23.0






      Consent of Independent Certified Public Accountants



The Board of Directors
Haven Bancorp, Inc.:


We consent to incorporation by reference in the registration statements (No. 333-79740, No. 333-85056 and No. 333-20823) on Form
S-8 of Haven Bancorp, Inc. of our report dated January 22, 1998 relating to the consolidated statements of financial condition of Haven Bancorp, Inc. as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the 1997 Annual Report on Form 10-K of Haven Bancorp, Inc.


Jericho, New York
March 30, 1998